Exhibit 5.1

November 25, 2022

To:

Safe-T Group Ltd.

8 Abba Eban Ave.,

Herzliya 4672526, Israel

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel to Safe-T Group Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the ATM Sales Agreement, dated as of November 25, 2022 (the “Sales Agreement”), entered into by and between the Company and ThinkEquity LLC, pursuant to which the Company has agreed to offer and sell, from time to time up to $5,000,000 aggregate amount of American Depositary Shares (“ADSs”), each representing ten (10) ordinary shares, no par value, of the Company (“Ordinary Shares”) (the “ATM ADSs”; the Ordinary Shares underlying such ATM ADSs – the “ATM Ordinary Shares”) pursuant to the terms of the Sales Agreement. The ATM ADSs will be issued pursuant to the Company’s shelf registration statement on Form F-3 (File No. 333-253983) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”); and the related prospectus supplement covering the ATM ADSs.

This opinion letter is furnished to you at your request to enable you to fulfil the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) the amended and restated articles of association of the Company, as currently in effect (the “Articles”); (iii) minutes of meetings of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement and the actions to be taken in connection therewith , as well as the execution of the Sales Agreement and the actions to be taken in connection therewith, were approved, and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies, (v) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (vi) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. We have assumed the Sales Agreement is the valid and legally binding obligation of each third party thereto other than the Company, enforceable against such third party in accordance with its terms. We have assumed that at the time of the issuance and sale of any of the ADSs, the terms of the ADSs, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1. With respect to the ATM ADSs, assuming (a) the corporate action to authorize and approve the issuance of any ADSs, the terms of the offering thereof and related matters (for purposes of this paragraph 1, the “Authorizing Resolutions”) has not been rescinded, (b) the effectiveness of the Registration Statement, and any amendments thereto (including any post-effective amendments), and that such effectiveness shall not have been terminated or rescinded, (c) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the ATM ADSs in compliance with the Securities Act and the applicable rules and regulations thereunder, (d) approval by the Board of, and entry by the Company into, and performance by the Company under, any post-effective amendment thereto or a Report of Foreign Private Issuer on Form 6-K, pursuant to which the ATM Ordinary Shares may be issued and sold, or similar agreement between the Company and any third party pursuant to which any of the ATM ADSs and the ATM Ordinary Shares may be issued and sold, in a form to be filed as an exhibit to the Registration Statement and (e) receipt by the Company of the consideration for the ATM ADSs as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Sales Agreement, such ATM ADSs will be validly issued, fully paid and non-assessable.

2. The ATM Ordinary Shares have been duly authorized by the Company, and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and non-assessable.

With respect to our opinion as to the ADSs and the Ordinary Shares underlying the ADSs, including the ATM ADSs and the ATM Ordinary Shares, we have assumed that, at the time of issuance and sale and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Company’s Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforcement of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Sullivan & Worcester Tel-Aviv (Har-Even & Co.)
Sullivan & Worcester Tel-Aviv (Har-Even & Co.)